Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in the Registration Statement (Form S-8) pertaining to the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan, of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of WebMD Health Corp. and the effectiveness of internal control over financial reporting of WebMD Health Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

August 9, 2012